Exhibit 10.1
NEW JERSEY RESOURCES CORPORATION
2007 Stock Award and Incentive Plan
Stock Option Agreement
     This Stock Option Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Option Grant” (the “Terms and Conditions”), confirms the grant on                      ___, 200___ (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the “Company”), to                      (“Employee”) under Section 6(b) of the 2007 Stock Award and Incentive Plan (the “Plan”), of a non-qualified stock option (the “Option”) to purchase shares of Stock (the “Option Shares”), as follows:
Option Shares purchasable:                              shares of Stock
Exercise Price:          $                    per share of Stock
Option vests and becomes exercisable: The Option shall vest and become exercisable as to 25% of the Option Shares, cumulatively, on each of the first, second, third, and fourth anniversaries of the Grant Date (rounded to the nearest whole Share); provided, however, that the Option will become immediately vested and exercisable upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 of the attached Terms and Conditions, and any unvested portion of the Option will automatically become fully vested and exercisable upon a Change in Control.
Expiration Date:                      ___, 20___(the “Stated Expiration Date”) or, in the event of Termination of Employment (as defined in Section 4 of the attached Terms and Conditions), the date the Option ceases to be exercisable under Section 4 of the attached Terms and Conditions (the earlier of which time is the “Expiration Date”). [If, at the date on which the Option or any portion thereof is to expire or terminate, the Fair Market Value of an Option Share exceeds the Exercise Price and if the Option or portion thereof that will expire or terminate is otherwise exercisable, the Option shall be automatically exercised by the withholding of Option Shares acquired on such exercise to pay the exercise price and applicable withholding taxes.]
     The Option is subject to the terms and conditions of the Plan and this Agreement, including the attached Terms and Conditions. The number and kind of shares of Stock purchasable, the Exercise Price, and other terms and conditions are subject to adjustment in accordance with Section 11(c) of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.
     Employee acknowledges and agrees that (i) the Option is nontransferable, except as provided in Section 6 of the attached Terms and Conditions and Section 11(b) of the Plan, (ii) the Option is subject to forfeiture in the event of Employee’s Termination of Employment in certain circumstances, as specified in Section 4 of the attached Terms and Conditions, and (iii) sales of shares of Stock acquired on exercise of the Option will be subject to the Company’s policy regulating trading by employees.
     IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION

By:
[Name]
[Title]

EMPLOYEE

[Name], an individual

TERMS AND CONDITIONS OF OPTION GRANT
     The following Terms and Conditions apply to the Option granted to Employee by NEW JERSEY RESOURCES CORPORATION (the “Company”), as specified in the Stock Option Agreement (of which these Terms and Conditions form a part). Certain specific terms of the Option, including the number of shares of Stock purchasable, vesting, the Stated Expiration Sate and Expiration Date, and Exercise Price, are set forth on the cover page hereto, which is an integral part of this Agreement.
     1. General. The Option is granted to Employee under the Company’s 2007 Stock Award and Incentive Plan (the “Plan”), which has previously been delivered to Employee and/or is available upon request to the Corporate Benefits Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time. The Option is a non-qualified stock option (not an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended).
     2. Right to Exercise Option. Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, Employee may exercise the Option only after the time and to the extent the Option has become vested and exercisable and prior to or on the Expiration Date of the Option.
     3. Method of Exercise. To exercise the Option, Employee must (a) give written notice to the Vice President, Corporate Services or Secretary of the Company or any other officer or agent (including any third-party administrator) as the Company may designate, which notice shall specifically refer to this Agreement, state the number of Option Shares as to which the Option is being exercised, and the name in which he or she wishes the shares of Stock thereby acquired to be issued, which notice shall be signed by Employee, and (b) pay in full to the Company the Exercise Price of the Option for the number of shares of Stock being purchased either (i) in cash (including by check), payable in United States dollars, (ii) by delivery of shares of Stock by Employee or, if then permitted by the Company, by directing the Company to withhold shares of Stock acquired on such exercise having a Fair Market Value, determined as of the date the Option is exercised, equal to all or the part of the aggregate Exercise Price being paid in this way, or (iii) in any other manner then permitted by the Committee. Once Employee gives notice of exercise, such notice may not be revoked. When Employee exercises the Option, or part thereof, the Company will transfer shares of Stock to Employee in certification form or make such a transfer (or make a non-certificated credit) to Employee’s brokerage account at a designated securities brokerage firm or otherwise deliver shares of Stock to Employee. No Employee or Beneficiary shall have at any time any rights with respect to shares of Stock covered by this Agreement prior to the valid exercise as specified herein, and no adjustment shall be made for dividends or other rights for which the record date is prior to such valid exercise.
     4. Termination Provisions. The following provisions will govern the vesting, exercisability and expiration of the Option in the event of Employee’s Termination of Employment (as defined below) at a time that the Option remains outstanding, unless the Committee determines to provide more favorable terms (in this regard, Employee shall be entitled to any more favorable terms provided in any valid employment agreement or other agreement with the Company):
     (a) Death or Disability. In the event of Employee’s Termination of Employment due to death or Disability (as defined below), any unvested portion of the Option, to the extent then outstanding, will vest and become immediately exercisable in full, and the Option will remain exercisable, in accordance with Section 11(b) of the Plan, until the earlier of one year after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

     (b) Retirement. In the event of Employee’s Termination of Employment due to Retirement (as defined below), the Option, to the extent then outstanding, will not be forfeited, but will remain outstanding until the date that is the earlier of one year after such Termination or the Stated Expiration Date, at which time the Option will terminate; provided, however, that any portion of the Option not exercisable as of the date of Termination will become exercisable at the date upon which it would have vested had Employee continued to be employed by the Company through that date if that date occurs on or before the date the Option will terminate; and provided further, that any portion of the Option that is not vested at the date of Termination will not become vested thereafter by operation of this provision and will terminate upon Termination.
     (c) Termination by the Company Without Cause. In the event of Employee’s Termination of Employment by the Company without Cause (as defined below), the portion of the then-outstanding Option not vested and exercisable at the date of Termination will terminate, and any portion of the then-outstanding Option that is vested and exercisable at the date of Termination will terminate at the earlier of three months after Termination of Employment or the Stated Expiration Date.
     (d) Termination by the Company for Cause. In the event of Employee’s Termination of Employment by the Company for Cause (as defined below), the Option, whether or not then vested and exercisable, immediately will terminate.
     (e) Termination by the Employee Voluntarily. In the event of Employee’s voluntary Termination of Employment, the portion of the then-outstanding Option not vested and exercisable at the date of Termination will terminate, and any portion of the then-outstanding Option that is vested and exercisable at the date of Termination will terminate at the earlier of three months after Termination of Employment or the Stated Expiration Date.
     (f) Certain Definitions. The following definitions apply for purposes of this Agreement:
     (i) “Cause” means (A) Employee’s conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (B) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a significant adverse effect on the business of the Company and its subsidiaries, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company, or (C) repeated material violations by Employee of his or her obligations under any applicable employment agreement or Company policy which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on Employee’s part and which result in material damage to the Company’s business or reputation.
     (ii) “Disability” means Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations of his employment because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee’s disability. If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
     (iii) “Retirement” means retirement on a normal, early or postponed retirement date within the meaning of the Corporation’s pension plan applicable to the Employee at the date of grant.
     (iv) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a fifty percent (50%) equity participant.
     (v) “Termination of Employment” and “Termination” means the earliest time at which Employee is not employed by the Company or a Subsidiary of the Company and is not serving as a non-employee director of the Company or a Subsidiary of the Company.
     5. Employee Representations and Warranties Upon Exercise and Related Terms. As a condition to the exercise of the Option, the Company may require Employee to make any representation or warranty to the Company as may be required under any applicable law or regulation.
     6. Nontransferability. Employee may not transfer the Option or any rights hereunder to any third party other than by will or the laws of descent and distribution, and, during Employee’s lifetime, only Employee or his or her duly appointed guardian or legal representative may exercise the Option, except for transfers to a Beneficiary in the event of death or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan.
     7. Miscellaneous.
     (a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Option shall be valid unless expressed in a written instrument executed by Employee.
     (b) No Promise of Employment. The Option and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.
     (c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.
     (d) Tax Withholding. Unless otherwise determined by the Committee, Employee must make arrangements satisfactory to the Company to pay or provide for payment of withholding taxes due upon exercise of the Option. The Committee may require or permit Employee to elect to have the Company withhold from the shares of Stock deliverable upon exercise of the Option the number of whole shares of Stock having a Fair Market Value not exceeding the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the Fair Market Value of such withheld shares of Stock in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such withholding and for all taxes in excess of such withholding taxes that may be due upon exercise of the Option.
     (e) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Corporate Services, or the officer designated by the Company as responsible for administration of this Agreement, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

     (f) Shareholder Rights. Employee and any Beneficiary shall not have any rights with respect to shares of Stock (including voting rights) purchasable upon exercise of the Option prior to the valid exercise of the Option.